Exhibit 23.2 – Consent of Deloitte & Touche LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated November 29, 2007, relating to the consolidated financial statements of Lee Enterprises, Incorporated and subsidiaries for the year ended September 30, 2007 (before retrospective adjustments to the 2007 consolidated financial statements (not presented herein)) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of ASC Topic 715, Retirement Plans), incorporated by reference in the Annual Report on Form 10-K of Lee Enterprises, Incorporated and subsidiaries for the year ended September 27, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/S/ DELOITTE & TOUCHE LLP

Davenport, Iowa June 30, 2010